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                                                                    Exhibit 99.1


                        JMXI, INC. ANNOUNCES DISSOLUTION
                      AND INITIAL LIQUIDATING DISTRIBUTION

NEW YORK, NEW YORK -- April 23, 2003 -- JMXI, Inc. (OTCBB: JMXI) announced today its board of directors has approved an initial cash liquidating distribution of $0.10 per share to holders of JMXI's common stock in accordance with the Plan of Dissolution and Liquidation approved by the stockholders of JMXI on July 31, 2002. The distribution will be paid on or about May 15, 2003 to stockholders of record on May 1, 2003. The Board of Directors also authorized the filing of a Certificate of Dissolution with the Secretary of State of Delaware at the close of business on May 1, 2003. As a result of this filing JMXI will close its stock transfer books and discontinue recording transfer and sales of shares of its common stock and will also request that its common stock immediately cease trading on the OTC Bulletin Board.

After the initial cash distribution is paid to the stockholders, all of JMXI's remaining assets and liabilities will be transferred into the newly formed JMXI Liquidating Trust. JMXI estimates that the net assets (assets less liabilities and reserves expected to be needed to settle known existing and contingent liabilities) to be transferred to the Liquidating Trust will be approximately $5.9 million.

Stockholders of record as of May 1, 2003 will automatically receive an uncertificated interest in the JMXI Liquidating Trust, equal to their pro-rata ownership interest in JMXI. Interests in the Liquidating Trust will not be listed on any stock exchange and will not be exchangeable or transferable, except by operation of law. One or more subsequent distributions to holders of interest in the Liquidating Trust may be made during the course of, or upon the completion of, the wind down period as liabilities are settled and in accordance with Delaware law. Although the Company believes that the liquidation program described in its proxy statement of July 9, 2002 is achievable, there is no timetable for future distributions to holders of beneficial interests in the Liquidating Trust because of the contingencies inherent in winding up the Company's business. The Liquidating Trust will be administered by Wells Fargo Bank Minnesota, National Association, as the Liquidating Trustee.

The transfer of JMXI's assets and liabilities into the Liquidating Trust constitutes a distribution, in kind, to JMXI's stockholders. This distribution, together with the initial cash liquidating distribution, must be reported by record holders on their income tax returns for the year 2003. Upon the transfer of JMXI's assets and liabilities into the Liquidating Trust, JMXI will be dissolved and the Liquidating Trust will cause Form 1099's to be issued to record holders for both the cash and in kind distributions from JMXI.

This press release contains forward-looking statements that predict or indicate future events that do not relate to historical matters. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan" and similar expressions are intended to identify forward looking statements. These statements are based upon a number of assumptions and estimates that are subject to significant uncertainties, many of which are beyond our control. There are a number
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of important factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the following: the amount of money that will have to be paid to third parties in connection with the liquidation, the timing of the liquidation and dissolution activities, whether any claims are brought against JMXI or the Liquidating Trust that may reduce the amount of the liquidating distribution, whether the Liquidating Trust is able to settle outstanding liabilities in amounts that will enable to provide liquidating distributions to beneficiaries of the Trust.

You should also read the risk factors that are discussed in JMXI's periodic reports filed with the Securities and Exchange Commission, including the risk factors that are contained in JMXI's Form 10-Q for the quarter ended September 30, 2002. You should be aware that the risk factors contained in that Form 10-Q may not be exhaustive. Therefore, we recommend that you read the information in that 10-Q together with other reports and documents that we file with the SEC from time to time, including our Forms 8-K, which may supplement, modify, supersede or update those risk factors. JMXI assumes no obligation to update the forward-looking statements included in this press release.

For further information, please contact Jonathan Anderson at jmxi@nyc.rr.com